EXHIBIT 10.3

                           THE NEW YORK TIMES COMPANY
                         1991 EXECUTIVE CASH BONUS PLAN
                                   AS AMENDED

1. NAME AND GENERAL PURPOSE

    The name of this plan is The New York Times Company 1991 Executive Cash Bonus Plan (hereinafter called the "Plan"). The purpose of the Plan is to enable the Company (as hereinafter defined) to retain and attract executives who enhance its tradition and contribute to its success by their ability, ingenuity and industry, and to enable them to participate in the long-term success and growth of the Company.

2. DEFINITIONS

    (a) "Awards"--has the meaning specified in Section 4 hereof.

    (b) "Board"--means the Board of Directors of the Company.

    (c) "Committee"--means the Committee referred to in Section 3 of the Plan. If at any time no Committee shall be in office then the functions of the Committee specified in the Plan shall be exercised by the non-employee members of the Board.

    (d) "Company"--means The New York Times Company, a corporation organized under the laws of the State of New York (or any successor corporation), and its subsidiaries (as hereinafter defined) and other non-corporate entities in which it owns directly or indirectly 40% or more of the equity interests. A "subsidiary" means any corporation in which the Company possesses directly or indirectly 50% or more of the combined voting power of all classes of stock.

    (e) "Consolidated Statement of Income"--means the consolidated statement of income (or any comparable statement, however designated) of the Company, audited by the independent certified public accountants of the Company and contained in the Company's annual report to stockholders or proxy statement.

    (f) "Equity in Operations of Forest Products Group"--means the amount designated as Equity in Operations of the Forest Products Group for the applicable year and shown separately in the Consolidated Statement of Income for such year.

    (g) "Participant"--means a key employee of the Company who is selected by the Committee to participate in any part of the Plan from among persons who in the judgment of the Committee are key employees of the Company. In general, key employees are those employees who have principal responsibility for, or who contribute substantially to, the management efficiency, editorial achievement or financial success of the Company.

    (h) "Pre-Tax Income"--means income before income taxes and Equity in Operations of Forest Products Group, as shown in the Consolidated Statement of Income for the applicable year, but before the amount of any provision for Awards under the Plan and awards under the Stock Plan for such year.

    (i) "Stock Plan"--means the Company's 1991 Executive Stock Incentive Plan.

3. ADMINISTRATION OF THE PLAN

    The Plan shall be administered by the Board or the Committee appointed by it and composed of two or more directors who are not employees of the Company. The Committee shall be constituted so as to enable the Plan to comply with the administration requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended. The Committee shall serve at the pleasure of the Board and shall have such powers as the Board may from time to time confer upon it.
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                                  PART I AWARDS

4. FORM OF AWARDS

    The Plan is designed to provide incentives for key employees of the Company by the making of awards of supplemental compensation ("Awards"). The Committee, subject to the terms and conditions hereof, may make Awards to a Participant in any one, or in any combination, of the following forms:

        (a) Cash Awards as provided in Part IA of the Plan ("Cash Awards");

        (b) Annual Performance Awards as provided in Part IB of the Plan ("Annual Performance Awards"); and

        (c) Performance Awards ("Performance Awards") or other forms of Awards as provided in Part IC of the Plan.

    Awards may be made to a Participant whether or not he or she receives an award or option under the Stock Plan. Cash Awards, Performance Awards and other forms of Awards pursuant to Part IC will be based on a Participant's performance in those areas for which the Participant is directly responsible. Performance for this purpose may be measured by the achievement of specific management goals such as, but not limited to, an increase in earnings or the operating cash flow of the Company, outstanding initiative or achievement in any department of the Company, or any other standards specified by the Committee. Annual Performance Awards will be based exclusively on the criteria set forth in Part IB.

    No Award under the Plan is payable in common stock or preferred stock of the Company.

5. MAXIMUM AMOUNT AVAILABLE FOR THE ACCRUAL OF AWARDS FOR ANY YEAR

    (a) No accrual for Awards shall be made hereunder (or under the Stock Plan) for any year unless cash dividends of not less than ten cents ($.10) per share (as adjusted as hereafter provided) have been declared on the outstanding Class A and Class B Common Stock of the Company during such year. If at any time the Company shall take any action, whether by stock dividend, stock split, combination of shares, or otherwise, which results in an increase or decrease in the number of shares of Class A and/or Class B Common Stock theretofore issued and outstanding, or the Company reclassifies or otherwise changes its issued and outstanding Class A and/or Class B Common Stock (other than in par value) or the Company and one or more corporations merge and the Company is the surviving corporation of such merger, then the Committee shall make an equitable adjustment to the provisions of this Section 5(a) to take account of such event.

    (b) In the event that the above condition is met for any year during the continuance of this Plan, the maximum aggregate amount that may be accrued for Awards under the Plan and the Stock Plan for such year shall be 4% of the sum of: (1) Pre-Tax Income plus (2) Equity in Operations of Forest Products Group. The Committee, in its sole discretion, may make adjustments in Pre-Tax Income and Equity in Operations of Forest Products Group to take account of extraordinary, unusual or infrequently occurring events and transactions, changes in accounting principles that substantially affect the foregoing, or such other circumstances as the Committee may determine warrant such adjustment.

    (c) As soon as feasible after the close of each year, the independent certified public accountants of the Company shall determine and report the maximum amount that may be accrued for Awards for such year under the formula described in Section 5(b), subject to the second sentence of such Section.

    (d) If amounts are accrued in any year under the formula described in this
Section 5 and are not awarded in full in such year under the Plan and the Stock Plan, such unawarded amounts may, in the discretion of the Committee, be carried forward and be available for Awards under this Plan and under

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the Stock Plan in any future year without regard to the provisions of Sections
5(a) or (b) of the Plan applicable to Awards made in such year.

    (e) Awards under the Plan for any year may not exceed the sum of (i) the amount accrued for such year under Section 5(b) above plus (ii) unawarded accrued amounts carried forward from previous years under Section 5(d) above plus (iii) amounts that may become available for Awards pursuant to the last sentence of Section 7(c) hereof, minus (x) the amount of interest equivalents allocated during such year pursuant to Section 10(b) hereof, and minus (y) the amount of awards made for such year under the Stock Plan valued as set forth in
Section 13(e) of the Stock Plan (and any interest or dividend equivalents allocated during such year pursuant to Sections 15(c), 24 and 27A thereof).

6. DETERMINATION OF AWARDS AND PARTICIPANTS

    (a) As promptly as practicable after the end of each year, the Committee may make Awards (other than Annual Performance Awards, which are to be made exclusively as set forth in Part IB) for such year and determine the amounts to be carried forward for Awards in future years. The Committee may also, in its discretion, make Awards (other than Annual Performance Awards, which are to be made exclusively as set forth in Part IB) prior to the end of the year based on amounts available under clauses (ii) and (iii) of Section 5(e) and reasonable estimates of the accrual for the year in question.

    (b) The Committee shall have absolute discretion to determine the key employees who are to receive Awards (other than Annual Performance Awards, which are to be made exclusively as set forth in Part IB) under the Plan for any year and to determine the amount of such Awards based on such criteria and factors as the Committee in its sole discretion may determine, such as the Company's operating cash flow and overall financial performance. Recommendations as to the key employees who are to receive Awards (including Annual Performance Awards) under the Plan for any year and to the amount and form of such Awards shall, however, be made to the Committee by the chief executive officer of the Company. The fact that an employee is selected as eligible for an Award shall not mean, however, that such employee will necessarily receive an Award.

    (c) A person whose employment terminates during the year or who is granted a leave of absence during the year may, in the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be given an Award with respect to the period of such person's service during such year.

7. METHOD AND TIME OF PAYMENT OF AWARDS

    (a) Awards shall be paid in full as soon as practicable after the Award is made; provided, however, that payment of Annual Performance Awards shall be subject to the provisions of Part IB; and provided further, that the payment of any or all Awards may be deferred, divided into annual installments, or made subject to such other conditions as the Committee in its sole discretion may authorize under such rules and regulations as may be adopted from time to time by the Committee.

    (b) The Committee's rules and regulations may include procedures by which a Participant expresses a preference to the Committee as to the form of Award or method of payment of an Award but the final determination as to the form and the terms and conditions of any Award shall rest solely with the Committee.

    (c) Awards deferred under the Plan shall become payable to the Participant or, in the event of the Participant's death, as specified in Section 13 hereof, in such manner, at such time or times (which may be either before or after termination of service), and subject to such conditions as the Committee in its sole discretion shall determine. In any year the Committee shall have the discretion to set aside, for payment in such year or any future year, interest on any deferred Award; provided, however, that the total amount of such interest shall be deducted from the maximum amount available for Awards under

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Section 5 of the Plan. Any forfeited deferred Awards shall be carried forward and be available for Awards in any future year without regard to the provisions of Sections 5(a) or (b) of the Plan.

8. INDIVIDUAL AGREEMENTS

    (a) The Committee may in its discretion require that each Participant receiving an Award enter into an agreement with the Company which shall contain such terms and conditions as the Committee may in its discretion request.

    (b) The Committee may cancel any unexpired, unpaid or deferred Award at any time if the Participant is not in compliance with all applicable provisions of the agreement referred to above, if any, and the Plan.

9. STATUS OF PARTICIPANTS

    No Participant in the Plan shall have any interest in any specific assets of the Company by reason of the fact that deferred Awards are to be recorded as being held for such Participant's account to be paid in installments in the future. The interest of all Participants shall derive from and be determined solely by the terms and provisions of the Plan set forth herein.

                             PART IA CASH AWARDS

10. DETERMINATION OF CASH AWARDS

    (a) Each year the Committee shall designate those key employees of the Company who shall receive Cash Awards under this part of the Plan. Cash Awards may be paid immediately, in installments or on a deferred date, as the Committee, in its discretion, may provide.

    (b) If the Committee determines that some portion of a Cash Award to a Participant shall be treated as a deferred Cash Award and be payable in annual or other periodic installments, the Participant will be notified in writing when such deferred Cash Award shall be paid and over what period of time. In each year the Committee shall have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any deferred Cash Award. Any amounts provided for pursuant to the preceding sentence shall become payable in such manner, at such time or times, and subject to such conditions as the Committee shall in its sole discretion determine; provided, however, that the total amount of such interest shall be deducted from the maximum amount available for Awards under the formula described in Section 5 of the Plan.

                      PART IB ANNUAL PERFORMANCE AWARDS

11. DETERMINATION OF ANNUAL PERFORMANCE AWARDS

    (a) General. Each year the Committee may make Annual Performance Awards under this part of the Plan; provided that no Participant may be eligible to receive an Annual Performance Award hereunder and under the Stock Plan in the same year.

    (b) Certain Definitions. For the purposes of this Part IB, the following terms shall have the meanings specified:

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        "Affected Officers" shall mean those executive officers of the Company whose compensation is required to be disclosed in the Company's annual proxy statement relating to the election of directors.

        "Code Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision), and "Regulations" shall mean the regulations promulgated thereunder, as from time to time in effect.

        "Eligible Participants" shall have the meaning set forth in subsection
    (c) below.

        "Performance Adjustment" means, for any year, a factor ranging from 0% to 200%, based upon the achievement of Performance Goal Targets established by the Committee, that, when multiplied by an Eligible Participant's Target Award, determines the amount of such Eligible Participant's Annual Performance Award for such year.

        "Performance Goal" means, for any year, the business criteria selected by the Committee to measure the performance during such year of the Company (or of a division, subsidiary or group thereof) from one or more of the following:

           (i) earnings per share of the Company for the year;

           (ii) net income of the Company for the year;

           (iii) return on assets of the Company for the year (net income of the Company for the year divided by average total assets during such year);

           (iv) return on stockholders' equity of the Company for the year (net income of the Company for the year divided by average stockholders' equity during such year); and

           (v) operating profit of the Company or of a division, subsidiary or group thereof for the year.

        "Performance Goal Target" means, for any Performance Goal, the levels of performance during a year under such Performance Goal established by the Committee to determine the Performance Adjustment to an Eligible Participant's Target Award for such year.

        "Target Award" means, for any year, with respect to an Eligible Participant, the dollar amount set by the Committee that, when multiplied by the applicable Performance Adjustment, determines such Eligible Participant's Annual Performance Award.

    (c) Eligibility. Annual Performance Awards are available each year only to Plan Participants who are designated by the Committee, prior to March 31 of such year (or prior to such later date as permitted by Code Section 162(m) and the Regulations), as likely to be Affected Officers for such year, whose annual salary and bonus for such year are expected to exceed $1,000,000 and who are not designated by the Committee as eligible for an Annual Performance Award under the Stock Plan for such year ("Eligible Participants").

    (d) Determination of Annual Performance Awards. Prior to March 31 of each year (or prior to such later date as permitted by Code Section 162(m) and the Regulations), the Committee will determine the Eligible Participants for such year, will designate those Eligible Participants who will be entitled to earn an Annual Performance Award for such year under this Plan, and will establish for each such Eligible Participant for such year: (i) a Target Award, (ii) one or more Performance Goals, and (iii) for each such Performance Goal, a Performance Goal Target, the method by which achievement thereof will be measured and a schedule of Performance Adjustment factors corresponding to varying levels of Performance Goal Target achievement. In the event more than one Performance Goal is established for any Eligible Participant, the Committee shall at the same time establish the weighting of each such Performance Goal in determining such Eligible Participant's Annual Performance Award.

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Notwithstanding anything in this Part IB to the contrary, the Annual Performance
Award payable to any Eligible Participant in any year may not exceed $1.5 million.

    (e) Payment of Annual Performance Awards. Subject to subsection (f) below, Annual Performance Awards will be paid in cash as soon as practicable after the end of the year to which it relates and after the Committee certifies the extent to which the Performance Goal Target or Targets under the Performance Goal or Goals have been met or exceeded. If permitted by the Regulations and Code
Section 162(m), the Committee may determine to pay a portion of an Annual Performance Award in December of the year to which it relates. The Committee may not increase the amount of an Annual Performance Award that would otherwise be payable upon achievement of the Performance Target or Targets, but it may reduce any Eligible Participant's Annual Performance Award in its discretion. Subject to Section 6(c) above, no Annual Performance Award will be payable to any Eligible Participant who is not an employee of the Company on the last day of the year to which such Annual Performance Award relates.

    (f) Deferral of Annual Performance Awards. If the Committee determines that some portion of an Annual Performance Award to an Eligible Participant shall be treated as a deferred Annual Performance Award and be payable in annual or other periodic installments, the Eligible Participant will be notified in writing when such deferred Annual Performance Award shall be paid and over what period of time. In each year the Committee shall have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any deferred Annual Performance Award. Any amounts provided for pursuant to the preceding sentence shall become payable in such a manner, at such time or times, and subject to such conditions as the Committee shall in its sole discretion determine; provided, however, that the total amount of such interest shall be deducted from the maximum amount available for Awards under the formula described in Section 5 of the Plan.

    (g) Code Section 162(m). It is the intent of the Company that Annual Performance Awards satisfy, and this Part IB be interpreted in a manner that satisfies, the applicable requirements of Code Section 162(m) and the Regulations so that the Company's tax deduction for Annual Performance Awards to Affected Officers is not disallowed in whole or in part by operation of Code
Section 162(m). If any provision of this Plan or of any Annual Performance Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Eligible Participants.

                        PART IC PERFORMANCE AND OTHER AWARDS

12. DETERMINATION OF PERFORMANCE AND OTHER AWARDS

    (a) Each year the Committee in its sole discretion may authorize other forms of Awards such as, but not limited to, Performance Awards, if the Committee deems it appropriate to do so in order to further the purposes of the Plan.

    (b) A "Performance Award" shall mean an Award which entitles the Participant to receive cash or other compensation, or any combination thereof, in an amount which depends upon the financial performance of the Company during a stated period of more than one year. Performance for this purpose may be measured by the growth in book value of the common stock of the Company, an increase in per share earnings of the Company, an increase in operating cash flow or any other indicators specified by the Committee. The Committee shall also fix the period during which such performance is to be measured, the value of a Performance Award for purposes of providing for the

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accrual pursuant to Section 5 of the Plan and the form of payment to be made in respect of the Performance Award.

                          PART II GENERAL PROVISIONS

13. NON-ALIENATION OF BENEFITS

    Except as herein specifically provided, no right or unpaid benefit under this Plan shall be subject to alienation, assignment, pledge or charge and any attempt to alienate, assign, pledge or charge the same shall be void. If any Participant or person entitled to the benefits hereunder should attempt to alienate, assign, pledge or charge any benefit hereunder, then such benefit shall, in the discretion of the Committee, cease. Notwithstanding the foregoing, rights and benefits hereunder shall pass by will or the laws of descent and distribution in the following order: (i) to beneficiaries so designated by the Participant; if none, then (ii) to a legal representative of the Participant; if none, then (iii) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be made at such times and in such manner as if the Participant were living.

14. WITHHOLDING OR DEDUCTION FOR TAXES

    If at any time specified herein for the making of any payment to any Participant or beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the payment then to be made, such payment shall be deferred until such withholding or deduction shall have been provided for by the Participant or beneficiary, or other appropriate action shall have been taken.

15. ADMINISTRATION EXPENSES

    The entire expense of administering this Plan shall be borne by the Company.

16. GENERAL CONDITIONS

    (a) The Board in its discretion may from time to time amend, suspend or terminate any or all of the provisions of this Plan, provided that the Board may not make any amendment which materially affects the provisions of Sections 5(a) or (b) of the Plan without the consent and approval of the holders of a majority of the outstanding shares of Class A and Class B Common Stock of the Company entitled to vote thereon, voting together as one class. The foregoing provisions shall not be construed to prevent the Committee from exercising its discretion, or to limit such discretion, to adjust the provisions of Sections 5(a) and (b) hereof as expressly permitted thereby or otherwise to exercise any discretion to the extent expressly authorized hereunder.

    (b) Nothing contained in the Plan shall prohibit the Company from establishing incentive compensation arrangements in addition to this Plan and the Stock Plan. Payments made under any such separate arrangements shall not be included in or considered a part of the maximum amount available for Awards under the Plan and Stock Plan and shall not be charged against the amount available for Awards under the Plan and Stock Plan for any year. In the discretion of the Committee, employees shall be eligible to participate in such other arrangements, as well as the Plan and Stock Plan, in the same year.

    (c) Nothing in this Plan shall be deemed to limit in any way the right of the Company to terminate a Participant's employment with the Company at any time.

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    (d) The Committee may promulgate rules and regulations relating to the administration and interpretation of, and procedures under, the Plan. Any decision or action taken by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

    (e) No member of the Board or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member or by any officer, agent or employee, nor for anything done or omitted to be done by such Director except in circumstances involving actual bad faith.

17. TRANSITION

    Upon the effectiveness of this Plan, and the Stock Plan, such plans replaced the Company's Executive Incentive Compensation Plan ("EICP"), except that the EICP shall continue to govern options and awards of restricted stock outstanding under the EICP. No further awards will be made under the EICP, and all amounts accrued for awards under the EICP and unawarded were carried forward and made available for Awards under the Plan and awards under the Stock Plan.

18. EFFECTIVE DATES

    The Plan became effective for periods beginning after January 1, 1991 upon the approval by the holders of a majority of the outstanding shares of Class A and Class B Common Stock of the Company entitled to vote thereon at the 1991 Annual Meeting, in person or by proxy, voting together as a single class. No Awards may be granted under the Plan after December 31, 2000, or such earlier expiration date as may be designated by resolution of the Board.

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